Exhibit 99
                                                                      ----------

                                                              NEWS

                                               Company Contact: Anthony Christon
                                                         Chief Financial Officer
                                                                    Jaclyn, Inc.
                                                                  (201) 868-9400

                 JACLYN REPORTS SECOND QUARTER FINANCIAL RESULTS

                              FOR IMMEDIATE RELEASE
                              ---------------------

West New York, NJ, February 14, 2007.............Jaclyn, Inc. (AMEX:JLN) today reported financial results for the second quarter ended December 31, 2006.

Net sales for the three-month period ended December 31, 2006 were $47,584,000 compared to $35,514,000 a year earlier. The Company reported second quarter net earnings of $1,716,000, or $.68 per diluted share, compared to net earnings of $931,000 in the fiscal 2006 second quarter, or $.37 per diluted share.

Net sales for the six-month period ended December 31, 2006 were $88,208,000 compared to $64,762,000 for the same period last year. Net earnings for the six-month period ended December 31, 2006 were $2,179,000, or $.86 per diluted share, compared to net earnings of $1,077,000, or $.42 per diluted share in the same period last year.

Commenting on the financial results, Allan Ginsburg, Chairman of the Board, stated that "we are obviously pleased with the substantial increases in net sales and net earnings for the quarter and year-to-date periods in light of a challenging and competitive business environment. Net sales increases in our children's apparel, women's sleepwear, and premium incentive divisions, as well as in our general handbag business, primarily accounted for the improved financial results." He added, though, that "our business is subject to substantial seasonal variations, with our first and second fiscal quarters typically being among our strongest periods. Favorable financial results for the first half of our fiscal year do not necessarily translate into similar results for the second half, which is customarily a slower period for us."

Jaclyn also reported that during the second half of the fiscal year, it expects to make a final settlement distribution to participants of the Company's pension plan which, as previously disclosed, was terminated effective January 31, 2006, and as to which the Company recently received a favorable IRS determination letter. At the time of settlement, the Company will be required to record a one-time charge to earnings before income taxes of approximately $3,091,000, consisting of a final cash payment of approximately $904,000 to fully fund the pension plan, and a non-cash charge of approximately $2,187,000 consisting of prepaid pension costs. In addition, due primarily to this one-time charge and the related loss of certain net operating loss carry-forwards and other tax benefits, the Company expects a significant increase in its effective tax rate for fiscal 2007. The combination of the one-time charge and the tax rate increase is expected to have a material adverse effect on the Company's net earnings for the 2007 full fiscal year.

Note: This press release may contain forward-looking statements that are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual performance and results may vary as a result of a number of risks, uncertainties and other factors, both foreseen and unforeseen, including general economic and business conditions, competition in

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the accessories and apparel markets, continuing favorable sales patterns, pricing and consumer buying trends. Additional uncertainty exists for the potential negative impact any widespread health hazards may have on our business relative to production in the Far East and other countries in which we operate.


                                    * * * * *

Jaclyn, Inc. is a designer, manufacturer and marketer of apparel, women's sleepwear, infants' and children's apparel, handbags, premium incentives and related accessories. Website: jaclyninc.com


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                          JACLYN, INC. AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)



                                      Second Quarter               Six Months
                                    Ended December 31,          Ended December 31,
                                 -------------------------   -------------------------
                                    2006          2005          2006          2005
                                 -----------   -----------   -----------   -----------
Net Sales                        $47,584,000   $35,514,000   $88,208,000   $64,762,000


Earnings before income taxes     $ 2,842,000   $ 1,689,000   $ 3,608,000   $ 1,961,000

Net Earnings                     $ 1,716,000   $   931,000   $ 2,179,000   $ 1,077,000

Net Earnings per
    Common Share - Basic         $       .69   $       .38   $       .88   $       .43

Net Earnings per
   Common Share - Diluted        $       .68   $       .37   $       .86   $       .42

Weighted Average Number of
  Shares Outstanding - Diluted     2,541,000     2,550,000     2,544,000     2,594,000

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